Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Second Quarter 2014 Financial Results

– Total revenue of $114.3 million, up 31.9% year-over-year

– Adjusted EBITDA of $33.0 million, up 32.7% year-over-year

– TTM Free cash flow generation of $114.2 million, up 24.7% year-over-year

– Ending paid listings of approximately 1,040,000 up 34.2% year-over-year

Austin, Texas – July 24, 2014 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the second quarter ended June 30, 2014.

Management Commentary

“We’ve had another great quarter, once again delivering results above our expectations,” says Brian Sharples, chief executive officer of HomeAway®. “We also achieved a significant milestone, reaching one million live listings on our global network of sites. Due to our industry leading breadth of vacation home inventory, it’s now easier than ever for travelers to find and book a vacation with HomeAway.”

Mr. Sharples continued, “Looking back on the first half of the year, I’m pleased with our accomplishments. We continue to deliver financially, while at the same time executing against our robust product roadmap and e-commerce initiatives. Our new pay-per-booking product is now available to both homeowners and property managers on HomeAway.com and VRBO.com in the US as well as three of our largest European sites. And in regards to our e-commerce initiatives, we’ve seen a sharp acceleration in adoption in recent quarters. With much of our platform and product investment behind us, the next few years will mark a renewed focus on marketing as we strive to make HomeAway one of the most recognized and respected travel brands in the world.”

Second Quarter 2014 Financial Highlights

•	Total revenue increased 31.9% to $114.3 million from $86.6 million in the second quarter of 2013. On an FX neutral basis, year-over-year revenue growth was 29.9%. Growth in total revenue primarily reflected an increase in average revenue per listing as a result of tiered pricing and bundled product offerings, an increase in new listings and the benefit of ancillary product and services revenue.

•	Listing revenue increased 28.7% to $94.5 million from $73.4 million in the second quarter of 2013. On an FX neutral basis, year-over-year listing revenue growth was 26.5%.

•	Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 49.7% to $19.7 million from $13.2 million in the second quarter of 2013. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 32.7% to $33.0 million from $24.8 million in the second quarter of 2013. As a percentage of revenue, adjusted EBITDA was 28.8% compared to 28.7% in the second quarter of 2013.

•	Free cash flow increased 82.5% to $35.0 million from $19.2 million in the second quarter of 2013. Impacting year-over-year comparability of free cash flow was a nonrecurring cash tax that was paid in the second quarter of 2013. On a trailing twelve month basis, free cash flow increased 24.7% to $114.2 million from $91.6 million in the comparable trailing twelve month period for the prior year.

•	Net income attributable to HomeAway was $3.9 million, or $0.04 per diluted share, compared to net income attributable to HomeAway of $5.5 million, or $0.06 per diluted share, in the second quarter of 2013. In the second quarter of 2014, we recorded $4.5M of interest expense related to our convertible debt.

•	Non-GAAP net income was $14.3 million, or $0.15 per diluted share, compared to non-GAAP net income of $14.0 million, or $0.16 per diluted share, in the second quarter of 2013.

Key Business Metrics

•	Paid listings at the end of the second quarter were 1,040,547, a year-over-year increase of 34.2% from 775,232 at the end of the second quarter of 2013. At the end of the second quarter, 744,878 of the listings were subscription listings and 295,669 were performance-based listings.

•	Average revenue per subscription listing during the second quarter was $473, an FX neutral increase of 11.5% compared to the prior year, up 13.7% as reported.

•	Renewal rate was 72.8% at the end of the second quarter, compared to 72.4% at the end of the second quarter of 2013 and 73.1% at the end of the first quarter of 2014. Adjusting for the impact of consolidated listings and network bundles, renewal rate for the second quarter of 2014 would have been 74.3%, compared to 74.5% at the end of the second quarter of 2013 and 74.9% at the end of the first quarter of 2014.

•	Visits were 229.5 million during the second quarter, a year-over-year increase of 14.2%.

Corporate Developments

On Thursday, July 24, 2014 HomeAway® announced the appointment of Mariano Dima as chief marketing officer. In this position, Dima will oversee all global marketing, corporate communications and brand initiatives and teams for HomeAway.

Dima has 20 years of marketing, product and business development experience across leading companies and industries, including PepsiCo, Inc., Vodafone, Levi Strauss & Co. and Visa Europe Ltd. As former Visa Europe chief marketing officer, he oversaw strategic marketing, brand communications, advertising, sponsorships, insights and analytics. Dima begins working at HomeAway in September. He will split his time between the company’s Austin and London offices.

Business Outlook

HomeAway management currently expects to achieve the following results for third quarter ending September 30, 2014 and full year ending December 31, 2014:

Third Quarter 2014

•	Total revenue is expected to be in the range of $114.5 to $116.5 million.

•	Adjusted EBITDA is expected to be in the range of $31.0 to $32.3 million.

Full Year 2014

•	Total revenue is expected to be in the range of $444.0 to $449.0 million.

•	Adjusted EBITDA is expected to be in the range of $118.0 to $123.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway® will host a conference call to review and discuss the second quarter results on Thursday, July 24, 2014 at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website and will be archived online for 60 days upon completion of the conference call.

The details of the conference call and replay are:

Title:	HomeAway, Inc. Second Quarter 2014 Earnings Conference Call
Date:	Thursday, July 24, 2014
Time:	4:30 p.m. Eastern Time / 3:30 p.m. Central Time
Live Call:	(877) 407-0789, US & Canada
(201) 689-8562, International
Replay:	(877) 870-5176, passcode 13585434, US & Canada
(858) 384-5517, passcode 13585434, International
Webcast:	http://investors.homeaway.com/events.cfm

The telephonic replay of the call will be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on July 24, 2014 through 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on August 7, 2014.

About HomeAway

HomeAway, Inc. based in Austin, Texas, is the world’s leading online marketplace for the vacation rental industry, with sites representing over one million paid listings of vacation rental homes in 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. Asia Pacific short-term rental site, travelmob.com, is also owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; roll-out of new products and services; and potential future acquisitions.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to integrate and grow recent acquisitions, and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on April 30, 2014. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, interest expense, net, income tax expense (benefit), stock-based compensation expense, net income (loss) attributable to noncontrolling interests, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. plus the after-tax effect of stock-based compensation expense, amortization of intangible assets and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and a tax rate of 35% related to ongoing operations. Revenue adjusted for foreign currency, which we refer to as constant currency or FX neutral revenue, assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

We define a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in our marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay us commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in our renewal rate calculation. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com, Toprural.es and Bookabach.co.nz remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Listing	$94,526	$73,432	$181,858	$140,377
Other	19,730	13,176	38,080	25,695

Total revenue	114,256	86,608	219,938	166,072
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	17,428	13,845	33,365	27,126
Product development	18,427	14,441	36,740	26,840
Sales and marketing	39,400	28,867	75,017	55,234
General and administrative	22,846	18,069	46,472	34,118
Amortization expense	3,492	2,995	6,766	6,175

Total costs and expenses	101,593	78,217	198,360	149,493

Operating income	12,663	8,391	21,578	16,579
Other income (expense):
Interest expense	(4,469)	—	(4,469)	—
Interest income	401	299	565	542
Other income (expense), net:	(2,483)	66	(5,018)	(1,525)

Total other income (expense)	(6,551)	365	(8,922)	(983)

Income before income taxes	6,112	8,756	12,656	15,596
Income tax expense	(2,676)	(3,286)	(5,064)	(4,831)

Net income	3,436	5,470	7,592	10,765
Less: Net loss attributable to noncontrolling interests	(431)	—	(718)	—

Net income attributable to HomeAway, Inc.	$3,867	$5,470	$8,310	$10,765

Net income per share attributable to HomeAway, Inc.:
Basic	$0.04	$0.06	$0.09	$0.13
Diluted	$0.04	$0.06	$0.09	$0.12

Weighted average number of shares outstanding:
Basic	93,671	84,920	93,188	84,482
Diluted	96,011	87,647	96,202	87,183

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$492,953	$324,608
Short-term investments	299,596	66,798
Accounts receivable, net of allowance for doubtful accounts of $1,086 and $1,038 as of June 30, 2014 and December 31, 2013, respectively	24,366	20,375
Income tax receivable	4,623	3,340
Prepaid expenses and other current assets	11,198	7,702
Restricted cash	731	1,607
Deferred tax assets	8,319	8,146

Total current assets	841,786	432,576
Property and equipment, net	44,621	39,807
Goodwill	532,219	507,611
Intangible assets, net	82,408	80,665
Restricted cash	887	573
Deferred tax assets	1,066	1,120
Other non-current assets	27,143	18,320

Total assets	$1,530,130	$1,080,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,114	$3,539
Income tax payable	2,074	1,992
Accrued expenses	53,618	54,625
Deferred revenue	187,920	151,991

Total current liabilities	250,726	212,147
Convertible senior notes, net	307,360	—
Deferred revenue, less current portion	2,881	2,983
Deferred tax liabilities	27,383	24,046
Other non-current liabilities	8,906	7,557

Total liabilities	597,256	246,733

Redeemable noncontrolling interests	9,883	10,584
Commitments and contingencies
Stockholders’ equity
Common stock	9	9
Additional paid-in capital	991,779	908,632
Accumulated other comprehensive income (loss)	1,432	(6,747)
Accumulated deficit	(70,229)	(78,539)

Total stockholders’ equity	922,991	823,355

Total liabilities and stockholders’ equity	$1,530,130	$1,080,672

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months
	Ended June 30,
	2014	2013
Cash flows from operating activities
Net income	$7,592	$10,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,893	6,357
Amortization of intangible assets	6,766	6,175
Amortization of debt discount and transaction costs	4,329	—
Amortization of premiums on securities and other	1,844	1,897
Stock-based compensation	22,911	17,592
Excess tax benefit from stock-based compensation	(1,221)	(4,245)
Deferred income taxes	539	(1,695)
Unrealized foreign exchange (gain) loss	(3,366)	257
Realized loss on foreign currency forwards	7,949	765
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(3,532)	(2,529)
Income tax receivable	(1,298)	(1,212)
Prepaid expenses and other assets	(2,437)	2
Accounts payable	3,423	(1,570)
Accrued expenses	(3,555)	1,944
Income tax payable	1,265	(5,883)
Deferred revenue	35,445	29,379
Other non-current liabilities	1,341	1,293

Net cash provided by operating activities	85,888	59,292

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(17,847)	(150)
Change in restricted cash	590	(246)
Purchases of intangibles and other assets	(226)	(551)
Purchases of non-marketable equity investment	(9,385)	(3,667)
Purchases of short-term investments	(243,570)	(100,460)
Proceeds from maturities and redemptions of marketable securities	4,717	23,880
Proceeds from sales of marketable securities	4,358	—
Net settlement of foreign currency forwards	(7,949)	(765)
Purchases of property and equipment	(13,349)	(11,006)

Net cash used in investing activities	(282,661)	(92,965)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	391,568	—
Proceeds from issuance of warrants	38,278	—
Purchase of convertible note hedge	(85,853)	—
Other financing activities	(919)	—
Proceeds from exercises of options to purchase common stock	19,156	23,960
Excess tax benefit from stock-based compensation	1,221	4,245

Net cash provided by financing activities	363,451	28,205

Effect of exchange rate changes on cash	1,667	(2,131)

Net increase (decrease) in cash and cash equivalents	168,345	(7,599)
Cash and cash equivalents at beginning of period	324,608	189,478

Cash and cash equivalents at end of period	$492,953	$181,879

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to HomeAway, Inc.	$3,867	$5,470	$8,310	$10,765
Add:
Depreciation and amortization	7,622	6,308	14,659	12,532
Stock-based compensation	12,690	10,136	22,911	17,592
Interest expense	4,469	—	4,469	—
Interest income	(401)	(299)	(565)	(542)
Foreign exchange expense	2,469	(67)	4,990	1,468
Income tax expense	2,676	3,286	5,064	4,831
Net loss attributable to noncontrolling interests	(431)	—	(718)	—

Adjusted EBITDA	$32,961	$24,834	$59,120	$46,646

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash provided by operating activities	$45,919	$21,811	$85,888	$59,292
Excess tax (expense) benefit from stock-based compensation	(2,358)	2,887	1,221	4,245
Capital expenditures	(8,531)	(5,501)	(13,349)	(11,006)

Free cash flow	$35,030	$19,197	$73,760	$52,531

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to HomeAway, Inc.	$3,867	$5,470	$8,310	$10,765
Add:
Stock-based compensation	12,690	10,136	22,911	17,592
Amortization expense	3,492	2,995	6,766	6,175
Related tax effect	(5,664)	(4,595)	(10,387)	(8,318)
Impact on noncontrolling interests of non-GAAP adjustments	(75)	—	(140)	—

Non-GAAP net income	$14,310	$14,006	$27,460	$26,214

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Stock-based compensation:
Cost of revenue	$867	$827	$1,568	$1,672
Product development	3,390	2,501	6,104	4,228
Sales and marketing	2,933	2,278	5,105	3,886
General and administrative	5,500	4,530	10,134	7,806

Total	$12,690	$10,136	$22,911	$17,592

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Depreciation:
Cost of revenue	$1,194	$1,088	$2,294	$2,111
Product development	990	759	1,900	1,443
Sales and marketing	1,362	1,033	2,597	1,977
General and administrative	584	433	1,102	826

Total	$4,130	$3,313	$7,893	$6,357

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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